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                                                                   EXHIBIT 10.19

                                    FORM OF
                           UNION PLANTERS CORPORATION
                   DIRECTORS DEFERRED COMPENSATION AGREEMENT

     THIS DIRECTORS DEFERRED COMPENSATION AGREEMENT ("Agreement"), made and entered into as of the date set forth below, by and between Union Planters Corporation, a Tennessee Corporation with its principal office at 67 Madison Ave., Memphis, Tennessee, ("Union Planters"); and _______________, citizen of the State of _____________, whose principal address is _________________, ("Director").

                                  WITNESSETH:

     WHEREAS, Union Planters recognizes that the faithful efforts of the Director has contributed significantly to its success and growth and Union Planters values the efforts, abilities and accomplishments of the Director and recognizes that his future services are vital to its continued growth and profitability; and

     WHEREAS, Union Planters desires to compensate the Director and retain his future services, if elected, to serve on the Board of Directors of Union Planters in accordance with the terms, conditions, and provisions set forth below.

     NOW, THEREFORE, in consideration of the premises, of the payments herein provided for, and of the covenants and agreement set forth herein, the parties hereby mutually covenant and agree as follows:

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1.       Purpose of this Agreement

         The purpose of this plan is to permit the members of the Board of Directors of Union Planters to elect deferred receipt of director's fees.

2.       Definitions

         The following words or terms used in this document have the following indicated meanings:

         (a)      "Agreement" means the Union Planters Deferred Compensation
                  Agreement.

         (b)      "Board" means the Union Planters Board of Directors.

         (c) "Director" means any person duly elected to the company's Board of Directors.

         (d) "Participant" means any director who elects to participate in the plan.

         (e) "Director's fees" refers to any compensation, whether for board meetings or for committee meetings or otherwise, earned by a director for services rendered as a director during a particular calendar year in which he is a participant but only compensation earned after his election to participate.

         (f) "Deferred Fee Starting Date" refers to the date upon which payments under this Agreement will begin to the director. These payments will begin as of the director's age 65 or, if later, five years from the date of his first deferral.

3.       Participation

         A director becomes a participant for any calendar year by filing a written election to participate in the plan with Union Planters Chief Fiscal Officer not later than the December 20 immediately preceding the year in which the director's fees are to be earned.

         Election to participate may be made with respect to all or a stated percentage (which must be at least 10%) of directors fees to be earned for any calendar year covered in the election to participate. Any election to participate, once filed, is irrevocable for the calendar year in which it is


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filed and any calendar year for which it continues in effect. Furthermore, the amounts of the second year's deferral cannot be less than that of the amount deferred during the first year of deferral under this Agreement. The subsequent deferrals may be increased or decreased on a year to year basis.

         Election to participate, once filed, applies to directors fees earned in later calendar years in which a participant serves as a director, unless revoked by a written request to Union Planters Chief Fiscal Officer.

         Any person who becomes a director who was not a director on the preceding December 31 may file an election to participate before he attends his first meeting as a director.

4.       Deferral of Directors Fees

         During any year in which a participant has an election to participate on file with Union Planters Chief Fiscal Officer, Union Planters must withhold and defer payment of the participant's directors fees as stated in his election to participate.

         Union Planters must maintain accurate, separate memorandum accounts with respect to each participant's directors fees credited and deferred according to his election to participate. Union Planters must credit interest to each participant's account at an annual compound rate equal to the rate paid on Union Planters National Bank's one year certificates of deposit as of the first banking day of the year of deferral.

5.       Distribution of Deferred Directors Fees

         Distribution to the director of amounts deferred under the Agreement, together with accumulated interest, will begin at the director's age 65 or, if later, 5 years after the date of the first deferral. Benefits will be paid in

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equal annual installments over a ten year period, or if shorter, the number of years for which the director elected to make deferrals.

         Despite the preceding subparagraph, if the participant (or, if applicable, his designated beneficiary) incurs a severe financial hardship. Union Planters, in its absolute discretion, may revise the payment schedule. Such severe financial hardship must have been caused by an accident, illness, or event beyond the control of the participant; and Union Planters must revise the payment schedule as previously established only to the extent reasonably necessary to eliminate the severe financial hardship.

         If a participant dies prior to the deferred fee starting date, the directors age 65 or, if later, 5 years after the date of the first deferral, a death benefit would be payable immediately, in a lump sum, to the beneficiary or beneficiaries designated by the participant. This death benefit amount will be based upon the director's age, sex, health status and the amount deferred upon initially entering the plan set forth in this Agreement. If a participant dies on or after the commencement of the deferred fee pay out period and before he receives a complete distribution from his account, any balance credited to his account, including interest, must be paid to his designated beneficiary until the account is exhausted and the benefit paid in full.

         If a participant fails to name a beneficiary under the election to participate form, or his designated beneficiary is not living or in existence at the time of the participant's death, the death benefit due or the balance credited to his account, must be paid in full in accordance with the provisions set out above to his estate.


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6.   Termination of Services to the Board

     If a participant terminates his services to the Board of Union Planters and that termination takes place prior to the deferred starting date set out above, the following shall occur: The participant's fees will be paid out in equal annual installments commencing immediately, or if later, 5 years following the date of his first deferral. Payments will be made over a period equal to the number of years during which the director deferred fees under this Agreement or, if shorter, a period of ten years.

     The service of the director shall not be deemed to have been terminated or interrupted due to his absence from active service as a director on account of illness, disability, or during temporary leaves of absence granted by Union Planters.

7.   Obligation of Union Planters

     This plan is unfunded, and credits to a memorandum account relating to a participant are not set apart for him nor otherwise made available so that he may draw upon them at any time, except as provided in this Agreement. Neither any participant nor his designated beneficiary has any right, title or interest in such credits or any claim against them. Payments may only be made at such times and in the manner expressly provided in this Agreement, and Union Planters is merely under a contractual obligation to make the payments when due. No notes or security for the payment of any participant's account shall be issued by Union Planters.

     If Union Planters shall acquire an insurance policy or designate any asset in connection with the obligations hereunder, it is expressly understood and agreed that neither the director, nor any beneficiary or any other person or persons claiming under the director by virtue of this Agreement shall have any


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right with respect to, or a claim against such policy or asset so designated except as expressly provided by the terms of such policy or in the title to such other designated asset. Such policy or designated asset shall not be deemed to be held under any trust for the benefit of the director or to be held in any way as collateral or security for the fulfillment of the obligations of Union Planters under this Agreement except as may be expressly provided for by the terms of such policy or designated asset.

         Furthermore, this Agreement shall not constitute a contract of employment between the parties, nor shall any provision of this Agreement restrict the right of the shareholders of Union Planters to replace the director or to otherwise terminate his services.

8.       Claims Against Participants' Accounts

         No credits to an account relating to a participant under this Agreement are subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void; nor is any credit subject to attachment or legal process or debts or any other obligations. Nothing contained in this Agreement gives any participant any interest, lien, or claim against any specific asset of Union Planters. No participant or his designated beneficiary has any rights other than as a general creditor of Union Planters.

9.       Competition by Participant

         During the period of receipt of monthly installment payments from Union Planters, pursuant to this Agreement, the participant shall not, directly or indirectly, enter into, or in any manner take part in any business, profession or other endeavor, either as an employee, agent, independent contractor, advisor, consultant, owner or otherwise in the State of Tennessee, which, in

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the opinion of the Board of Directors of Union Planters, shall be in competition with the business of Union Planters. The opinion of the Board of Directors of Union Planters shall be conclusive for the purposes herein.

10.      Forfeiture
         ----------
         The director shall forfeit all rights in and to any benefits payable under the terms of this Agreement (a) if the director dies by suicide (whether sane or insane) within three years after the executive hereof, (b) if the director fails to observe any of the terms of this Agreement and continues such observance failure for a period of 20 days after Union Planters shall have requested him to abide by same, or (c) if the director enters into any business described in Paragraph 9 above then, and in such event, no further payment shall be due or payable by Union Planters hereunder to the director, his beneficiary or estate, and Union Planters shall have no further liability hereunder.

11.      Amendment or Termination
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         This plan may be altered, amended, or suspended, or terminated at any time by the Board of Directors of Union Planters. No alteration, amendment, suspension, or termination may be made to this Agreement without the consent of all participants if it would result in the distribution of amounts credited to all accounts in any manner other than is provided in this Agreement.

         This Agreement shall be binding upon and inure for the benefit of any successor of Union Planters and any such successor shall be deemed substituted for Union Planters under the terms of this Agreement. As used herein, the term "successor" shall include any person, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the stock, assets or business of Union Planters.


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         This Agreement may be amended only by written modifications signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

12.      Arbitration

         The Board of Directors of Union Planters may, in its discretion, establish a committee of three of its members who shall be responsible for construing the terms hereof, making the determinations provided for herein. The committee's construction and interpretation of this Agreement shall be final and binding upon the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of ________, ____.



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Director



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                                             UNION PLANTERS CORPORATION


                                             BY:
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